As filed with the Securities and Exchange Commission on May 1, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0957485
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7501 W. Memorial Road, Oklahoma City, Oklahoma	73142
(Address of principal executive offices)	(Zip Code)

Paycom Software, Inc. 2023 Long-Term Incentive Plan

(Full title of the plan)

Craig E. Boelte

Chief Financial Officer

Paycom Software, Inc.

7501 W. Memorial Road,

Oklahoma City, Oklahoma 73142

(Name and address of agent for service)

(405) 722-6900

(Telephone number, including area code, of agent for service)

With copies of communications to:

Greg R. Samuel, Esq.

Rosebud Nau, Esq.

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register shares of common stock of Paycom Software, Inc. (the “Company”) that may be issued to employees, contractors or outside directors of the Company or its subsidiaries pursuant to future grants of equity-based awards under the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP”). The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2023 LTIP is 3,600,000, subject to increase by any awards under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”) (i) that are outstanding on or after May 1, 2023, and that, on or after such date, are forfeited, expire or are canceled, and (ii) any shares subject to awards relating to common stock under the 2014 LTIP that are settled in cash on or after May 1, 2023 (the “Prior LTIP Awards”); provided, however, the term “Prior LTIP Awards” excludes the award of restricted stock granted to Chad Richison on November 23, 2020. The 2023 LTIP also provides that, to the extent an award under the 2023 LTIP or a Prior LTIP Award is forfeited, expires or is canceled, or withheld with respect to Full Value Awards (as defined in the 2023 LTIP), in whole or in part, the shares subject to such forfeited, expired, canceled, or withheld award may again be awarded under the 2023 LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to eligible participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents (excluding those portions of any Current Report on Form 8-K that are “furnished” and not “filed” pursuant to applicable rules and regulations of the Commission):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 16, 2023;

(b)

The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 28, 2023, as supplemented by the additional definitive proxy soliciting materials filed with the Commission on April  3, 2023 and April 24, 2023;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 9, 2023, April 3, 2023 and April 24, 2023;

(d)

The description of the Company’s common stock contained in the Description of Securities filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 13, 2020.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors and officers to the fullest extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the DGCL.

We have entered and intend to continue to enter into indemnification agreements with our directors which, subject to certain exceptions, require us to indemnify such persons to the fullest extent permitted by applicable law, including indemnification against certain expenses, including attorneys’ fees, judgments, fines or penalties or other amounts paid in settlement in connection with any legal proceedings to which the director was or is, or is threatened to be made, a party by reason of the fact that such director is or was a director, officer, employee, fiduciary or other agent of the Company or was serving as a director, officer, employee or other agent of another corporation, company, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise at the express written request of the Company, provided that such director acted in good faith and in a manner that the director reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, in a manner in which such person would have had no reasonable cause to believe his or her conduct was unlawful. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Paycom Software, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to the Registration Statement on Form S-1/A dated March 31, 2014, filed with the Commission on March 31, 2014).

4.2	Amended and Restated Bylaws of Paycom Software, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 21, 2023, filed with the Commission on April 24, 2023).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 1 to the Registration Statement on Form S-1/A dated March 31, 2014, filed with the Commission on March 31, 2014).

5.1*	Legal Opinion of Haynes and Boone, LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1*	Paycom Software, Inc. 2023 Long-Term Incentive Plan.

107*	Filing Fee Table.
*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 1, 2023.

PAYCOM SOFTWARE, INC.

By:	/s/ Chad Richison
Chad Richison
President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chad Richison or Craig E. Boelte, each with full power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Chad Richison Chad Richison	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer and Chairman)	May 1, 2023

/s/ Craig E. Boelte Craig E. Boelte	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	May 1, 2023

/s/ Jason D. Clark Jason D. Clark	Director	May 1, 2023

/s/ Henry C. Duques Henry C. Duques	Director	May 1, 2023

/s/ Robert J. Levenson Robert J. Levenson	Director	May 1, 2023

/s/ Frederick C. Peters II Frederick C. Peters II	Director	May 1, 2023

/s/ Sharen J. Turney Sharen J. Turney	Director	May 1, 2023

/s/ J.C. Watts, Jr. J.C. Watts, Jr.	Director	May 1, 2023

/s/ Felicia Williams Felicia Williams	Director	May 1, 2023